EXHIBIT 21.1

Coleman Cable, Inc. Subsidiaries

Subsidiary	Jurisdiction of Organization

CCI Enterprises, Inc.	Delaware
CCI International, Inc.	Delaware
Oswego Wire Incorporated	Texas